As filed with the Securities and Exchange Commission on July 31, 2007	File No. 333-136643

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

Post-Effective Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONTRACTED SERVICES, INC.
(Name of small business issuer in its charter)

FLORIDA	7380	56-3656663
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

5222 110th Avenue North, Clearwater, Florida 33760, Telephone: (727) 410-0740
(Address and telephone number of principal executive offices)

John L. Corn 3919 14th Street NE, St. Petersburg, Florida 33703, (Telephone) 727- 410-0740
(Name, Address and Telephone Number of Agent For Service)

Copies to:
Clifford J. Hunt, Esq. 8200 Seminole Boulevard, Seminole, Florida 33772 (Telephone) 727-471-0444 (Fax) 727-471-0447

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [  ]

This Post-Effective Amendment No. 1 to Form SB-2 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

CONTRACTED SERVICES, INC.

DEREGISTRATION OF SECURITIES

A Registration Statement on Form SB-2, as amended (the “Registration Statement”), was filed by Contracted Services, Inc. (the “Company”) and was declared effective by the Securities and Exchange Commission on March 15, 2007.  The Registration Statement registered 1,355,000 shares of the Company’s common stock, owned by 44 selling shareholders.  These 1,355,000 shares of the Company’s common stock were registered to be sold by selling shareholders at an initial price of $.01 per share and thereafter at privately negotiated prices.

The Company has decided to reduce the size of the offering by decreasing the number of registered shares offered by Directors, John L. Corn and Susan E. Corn, his wife.  The Company will deregister 611,875 common shares registered in the name of John L. Corn and 611,875 common shares registered in the name of Susan E. Corn, all of which will remain unsold.  After the deregistration, the total number of common shares remaining registered in the names of Mr. Corn and Mrs. Corn will be 13,125 and 13,125, respectively.  The total number of registered shares (26,250) held by Mr. and Mrs. Corn after deregistration will be 20% of the number of registered shares and 1.9% of the number of originally registered shares.  The total number of shares registered will be reduced from 1,355,000 to 131,250.

This Post-Effective Amendment No. 1 deregisters the following:

a.

611,875 shares of common stock, registered in the name of John L. Corn, all of which remain unsold; and

b.

611,875 shares of common stock, registered in the name of Susan E. Corn, all of which remain unsold.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on July 31, 2007.

(Registrant) Contracted Services, Inc.
By: /s/ John L. Corn
John L. Corn
President, Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/John L. Corn	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer	July 31, 2007
John L. Corn
/s/Susan E. Corn	Secretary, Director	July 31, 2007
Susan E. Corn
/s/Beth Golden	Treasurer, Director	July 31, 2007
Beth Golden

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